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                                                                    Exhibit 99.1


Imperial Credit Industries, Inc. Reports the Sale of 4.3 Million Shares Of Bay View Capital Common Stock

TORRANCE, Calif., November 5, 1999 - Imperial Credit Industries, Inc. ("ICII" or the Company), (Nasdaq: ICII) announced the sale today of 4,342,451 shares of Bay View Capital Corporation ("Bay View") (NYSE: BVC) common stock held by FMAX Holdings LLC ("FMAX LLC"), a subsidiary of Imperial Credit Industries, Inc.

Based on the cash previously received from the exchange of Franchise Mortgage Acceptance Company ("FMAC") common stock in the FMAC - Bay View merger, and today's sale of Bay View common stock by FMAX LLC, ICII expects to receive approximately $86.3 million in total cash proceeds. ICII expects to report a total pre-tax gain from both transactions of $30.1 million, resulting in an approximate net gain of $0.55 per diluted share in the quarter ending December 31, 1999.

H. Wayne Snavely, ICII's Chairman, President and Chief Executive Officer, said:
"The sale of our Bay View shares is consistent with our stated strategy to exit non-core businesses and investments. The additional liquidity from the sale will allow ICII to further reduce the level of debt at the holding company and to support our core businesses." Imperial Credit Industries, Inc., a diversified financial services holding company, was formed in 1991 and is headquartered in Torrance, California. The Company's major business activities are conducted through four wholly owned subsidiaries: Southern Pacific Bank, Imperial Business Credit, Inc., Imperial Credit Asset Management, Inc., and Imperial Credit Lender Services, Inc. The Company's majority owned subsidiary is Imperial Capital Group, LLC (approximately 60% ownership). The Company has a 9.0% equity ownership interest in a commercial REIT, Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI). Imperial Credit Industries, Inc., its subsidiaries and affiliates, offer a wide variety of financial services, investment products, and asset management services.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward- looking terminology, such as "may", "will", "intend", "should", "expect", "anticipate", "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors in the business in which we compete; adverse changes in the securities markets; inflation and changes in the interest rate environment that reduce margins or the fair value of financial instruments; changes in national, regional or local business conditions or economic environments; government fiscal and monetary

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policies; legislative or regulatory changes that affect our business; factors inherent to the valuation and pricing of commercial loans; other factors generally understood to affect the value of commercial loans; and the other risks detailed in the Company's 8-K dated May 17, 1999, as filed with the Securities and Exchange Commission (the "SEC"); periodic reports on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC; and other filings made by the Company with the SEC.

ICII's news releases are available at no charge through PR Newswire's Company News on Call by dialing (800) 758-5804 Ext. 420763. Additional corporate information relating to the Company's SEC filings and corporate news releases are available on the internet. The web site address is http://www.icii.com.